UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 23, 2018

OPHTHOTECH CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Penn Plaza, 35th Floor
New York, NY 10119
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (212) 845-8200
 Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ophthotech Corporation (the “Company” or “Ophthotech”) held its 2018 Annual Meeting of Stockholders on Wednesday, May 23, 2018 (the “2018 Annual Meeting”). At the 2018 Annual Meeting, the Company held stockholder votes on three matters, the results of which are disclosed in Item 5.07 below.

In response to an unfavorable stockholder vote regarding the Company’s non-binding, advisory proposal on the compensation of its executive officers (commonly referred to as a “say-on-pay” proposal) described in Item 5.07 below, and at the direction of its Board of Directors, the Company entered into a letter agreement on May 24, 2018 (the “May 24 Letter Agreement”) with David R. Guyer, M.D., the Company’s Executive Chairman, to amend the severance arrangements in Dr. Guyer’s existing employment letter agreement, dated as of April 26, 2013, and previously amended as of February 26, 2015, April 24, 2017, and May 12, 2018. Under his existing employment letter agreement, Dr. Guyer was entitled to certain severance benefits described therein in the event that the Company terminated Dr. Guyer’s employment without “cause” (as such term is defined therein) or if Dr. Guyer terminated his employment for any reason. The May 24 Letter Agreement instead provides that Dr. Guyer will be entitled to such severance benefits only if he is terminated by the Company without “cause” or if he terminates his employment for “good reason” (as such term is defined in the existing employment agreement).

The May 24 Letter Agreement addresses the one outstanding item cited by Institutional Shareholder Services (“ISS”), a proxy advisory firm, as the basis for a recommendation by ISS against the say-on-pay proposal. As background, ISS recommended that Ophthotech stockholders vote “AGAINST” the say-on-pay proposal based on the existence of two items in Dr. Guyer’s employment agreement that it considered to be “problematic” pay practices. One of these items was an excise tax gross-up provision in Dr. Guyer’s employment agreement related to excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. As previously disclosed on a Form 8-K filed on May 14, 2018, the Company and Dr. Guyer amended his employment agreement on May 12, 2018 (prior to the 2018 Annual Meeting) to eliminate this excise tax gross-up provision. The other item was a provision, implemented when Dr. Guyer transitioned from Chief Executive Officer to Executive Chairman in 2017, entitling Dr. Guyer to receive severance benefits not only in the event that his employment was terminated by the Company without “cause” but also in the event that he voluntarily resigned his position for any reason. As described above, the May 24 Letter Agreement amended this severance arrangement to eliminate the pay practice considered “problematic” by ISS.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

Ophthotech held its 2018 Annual Meeting on May 23, 2018. The following is a summary of the matters voted on at that meeting.

(a)         Ophthotech’s stockholders elected Axel Bolte and David E. Redlick as Class II directors to serve until the 2021 Annual Meeting of Stockholders, each such director to hold office until his successor has been duly elected and qualified. The results of the stockholders’ vote with respect to the election of such Class II directors were as follows:

	For	Withheld	Broker Non-Votes
Axel Bolte	9,616,552	4,209,818	10,643,221
David E. Redlick	9,465,026	4,361,344	10,643,221

(b)         Ophthotech’s stockholders did not approve a non-binding, advisory proposal on the compensation of Ophthotech’s named executive officers. The results of the stockholders’ vote with respect to such matter were as follows:

For	Against	Abstain	Broker Non-Votes
3,314,467	10,303,873	208,030	10,643,221

(c)         Ophthotech’s stockholders ratified the selection of Ernst & Young LLP as Ophthotech’s independent registered public accounting firm for the current fiscal year. The results of the stockholders’ vote with respect to such matter were as follows:

For	Against	Abstain	Broker Non-Votes
19,852,241	4,405,063	212,287	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: May 29, 2018	By:	/s/ David F. Carroll
David F. Carroll
Senior Vice President, Chief Financial Officer and Treasurer

3